Exhibit 99.1

October 22, 2014

Health Insurance Innovations, Inc. Increases Q3 Approved Applications 82% vs. 2013, Company Expects to Exceed 2014 Annual Revenue Growth Guidance of at Least 45%

HealthPocket.com Client Referrals More Than Double From Q2 to Q3 2014

TAMPA, Fla. and SUNNYVALE, Calif., Oct. 22, 2014 (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (Nasdaq:HIIQ) (“HII” or “Company”), a leading developer and administrator of affordable, cloud-based individual health insurance plans and ancillary products, today announced that total approved applications received in the third quarter of 2014 increased approximately 82% compared to the third quarter of 2013. Core medical application count increased 48%, and ancillary application count increased 158%, respectively, for the third quarter of 2014, compared to the same quarter in 2013. Approved applications convert to insurance policies in force at a reliably high rate and drive revenue over the entire period of the policy. The resulting growth in policies in force increases revenues during both the quarter the policies are issued and in subsequent quarters.

In addition, HealthPocket.com, the recently acquired health insurance search and comparison technology company, grew third quarter 2014 targeted referrals by more than double the second quarter level. Targeted customer referrals are sold by HealthPocket to insurance fulfillment partners including health insurance agencies (including HII) and carriers, and are a significant source of HealthPocket’s revenue.

Mike Kosloske, HII’s Chairman and CEO, commented, “HII’s continued strong growth outside of the Affordable Care Act open enrollment period highlights our ability to provide attractive products to the consumer at affordable prices. HII’s short-term medical products are among the few individual health insurance plan options available to consumers until the 2015 annual open enrollment period begins November 15, 2014. The approved Q3 application results point toward continued momentum. We now expect to exceed our annual 2014 revenue guidance of at least 45% growth vs. 2013. We are also very excited about HealthPocket’s strong growth in referrals in its first full year of operations.”

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. (HII) develops affordable, high-quality health insurance products through partnerships with best-in-class insurance carriers, distributed through licensed insurance agents as plan configurations customized for the individual consumer. These transactions take place via the industry’s first virtual administrator, an entirely cloud-based proprietary process —Quote-Buy-Print— providing proof-of-coverage to insured in minutes rather than weeks. HII is a data- driven digital business informed by its consumer division.

HII’s consumer division includes HealthPocket.com’s Research & Data business, the largest repository (of any kind) of health insurance information. Additional information about HII can be found at www.hiiquote.com.

About HealthPocket.com

HealthPocket.com is a free website that compares and ranks all health insurance plans available to an individual, family, or small business to allow consumers to make their best health plan decision and reduce their out of pocket costs. HealthPocket uses only objective data from government, non-profit, and private sources that carry no conditions that might restrict the site from serving as an unbiased resource. HealthPocket, Inc., based in Sunnyvale, California, is an independently managed subsidiary of HII. Learn more at www.HealthPocket.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission (“SEC”) as well as other documents that may be filed by HII from time to time with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTACT:

Health Insurance Innovations, Inc.:

Dirk Montgomery

Chief Financial Officer

(877) 376 5831 ext. 282

dmontgomery@hiiquote.com

Investor and Media Contact for HII:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact for HealthPocket.com:

Emily Cashel

Shirley & Banister Public Affairs

(703) 739 5920/(800) 536 5920

ecashel@sbpublicaffairs.com

Source: Health Insurance Innovations

News Provided by Acquire Media